Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated May 31, 2002, relating to the financial statements and financial highlights, which appears in the April 30, 2002 Annual Report to Shareholders of Mid-Cap Growth Fund (one of the portfolios of INVESCO Counselor Series Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Denver, Colorado
May 29, 2003